Execution Version (2)

Amendment No. 2

To

Transfer Agency And Shareholder Services Agreement

This Amendment No. 2 To Transfer Agency And Shareholder Services Agreement, dated as of January 1, 2020 (“Amendment No. 2”), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. (“BNYM”) and each of AMG Pantheon Fund, LLC and AMG Pantheon Master Fund, LLC, severally and not jointly (each, a “Fund” and collectively, the “Funds”).

Background

BNYM and each of AMG Pantheon Fund, LLC, under its former name, AMG Pantheon Private Equity Fund, LLC, and AMG Pantheon Master Fund, LLC, under its former name, AMG Pantheon Private Equity Master Fund, LLC, previously entered into the Transfer Agency And Shareholder Services Agreement made as of October 1, 2014 and Amendment No. 1 to the Transfer Agency And Shareholder Services Agreement, dated as of October 27, 2015 (collectively, the “Current Agreement”). The parties intend that the Current Agreement be amended as set forth in this Amendment No. 2.

Terms

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

1. Modifications to Current Agreement. The Current Agreement is hereby amended as follows:

(a) The words in quotes, “AMG Pantheon Private Equity Fund, LLC” and “AMG Pantheon Private Equity Master Fund, LLC” are deleted and replaced each place they appear with, respectively, “AMG Pantheon Fund, LLC” and “AMG Pantheon Master Fund, LLC.”

(b) The first sentence of Section 13(a) is deleted and replaced in its entirety with the following:

This Agreement shall become effective on the Effective Date and continue, unless validly terminated pursuant to this Section 13 prior thereto, until 11:59 PM on December 31, 2020 (the “Initial Term”).

2. Remainder of Current Agreement. Except as specifically modified by this Amendment No. 2, all terms and conditions of the Current Agreement shall remain in full force and effect.

3. Governing Law. The governing law provision of the Current Agreement shall be the governing law provision of this Amendment No. 2.

4. Entire Agreement. This Amendment No. 2 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and this amendment of the Current Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

5. Facsimile Signatures; Counterparts. This Amendment No. 2 may be executed in one or more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged

Execution Version (2)

document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment No. 2 or of executed signature pages to this Amendment No. 2 by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment No. 2.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be executed by their duly authorized officers, as of the day and year first above written.

BNY Mellon Investment Servicing (US) Inc.

By:	/s/ Wayne D. Weaver
Name:	Wayne D. Weaver
Title:	Managing Director

AMG Pantheon Fund, LLC

By:	/s/ Thomas Disbrow
Name:	Thomas Disbrow
Title:	Treasurer

AMG Pantheon Master Fund, LLC

By:	/s/ Thomas Disbrow
Name:	Thomas Disbrow
Title:	Treasurer